UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2004

CDI Corp.

(Exact name of registrant as specified in its charter)

Pennsylvania

(State or other jurisdiction of incorporation)

1-5519

(Commission File Number)

23-2394430

(IRS Employer Identification No.)

1717 Arch Street, 35th Floor, Philadelphia, PA 19103-2768

(Address of principal executive offices) (Zip Code)

Registrant´s telephone number, including area code:

(215) 569-2200

Item 12. Results of Operations and Financial Condition.

On April 22, 2004, CDI Corp. (sometimes referred to in this Report as “the Company”) issued a news release reporting the Company’s financial results for its first fiscal quarter ended March 31, 2004 and announcing a cash dividend of $.09 per share. A copy of the Company’s news release was attached to a Form 8-K filed by the Company on April 22, 2004.

Shortly after 11:00 a.m. on April 22, 2004, following the issuance of the news release and the filing of the Form 8-K, the Company’s Chief Executive Officer and Chief Financial Officer held a conference call to discuss the Company’s financial results for the first quarter of 2004. A transcript of the contents of that conference call is furnished with this Form 8-K as Exhibit 99 and is hereby incorporated by reference.

During the conference call, in response to a question, the Chief Financial Officer stated that, in the first quarter of 2004, the Company’s cash flow from operations was approximately $10.6 million and that after deductions were made for dividends and capital expenditures, the Company’s free cash flow was $7.4 million.

Free cash flow may be considered a non-GAAP financial measure. In general, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (GAAP). The GAAP financial measure most directly comparable to free cash flow, as used by the Company’s Chief Financial Officer, is net cash flow from operating activities. As noted by the Company’s Chief Financial Officer during the conference call, the net cash flow from operations in the first quarter of 2004 was approximately $10.6 million. The $7.4 million of free cash flow can be reconciled with the $10.6 million of net cash flow from operating activities as follows:

Three Months ended March 31, 2004
(unaudited)
Net cash flow from operating activities		$10.6 million
Minus: Dividends paid to shareholders	- $	1.8 million
Minus: Purchases of property and equipment	- $	1.4 million

Free cash flow		$7.4 million

The information contained in this Report shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CDI CORP.
(Registrant)

By:	/s/ Jay G. Stuart
Jay G. Stuart
Executive Vice President and Chief Financial Officer

Date: April 28, 2004

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EXHIBIT INDEX

Exhibit Number	Description
99	Transcript of First Quarter 2004 Earnings Conference Call Held by CDI Corp. on April 22, 2004

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